EXHIBIT 3.1
                                                                     -----------

                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                                       OF
                             IVOICE TECHNOLOGY, INC.


iVoice Technology, Inc., a corporation organized and existing under the laws of the State of New Jersey (the "Corporation"), hereby certifies as follows:

     1. The name of the corporation is iVoice Technology, Inc. The Certificate of Incorporation of the Corporation was filed by the New Jersey Treasurer on November 10, 2004.

     2. An Amended and Restated Certificate of Incorporation was filed by the New Jersey Treasurer on January 11, 2005.

     3. This Amendment to the Certificate of Incorporation herein certified was authorized by the unanimous written consent of the Board of Directors on October 2, 2007 and pursuant to the New Jersey Business Corporation Act of the State of New Jersey (the "Corporation Law").

     3. The Amendment to the Certificate of Incorporation herein certified effects the following changes: Article III, Preferred Stock, shall be amended to contain an additional Section C that designates one thousand (1,000) shares of Preferred Stock entitled "Series A 10% Secured Convertible Preferred Stock". To accomplish the foregoing amendment, Section C of Article III, Preferred Stock of the Certificate of Incorporation is hereby added:

     (C) Series A 10% Secured Convertible Preferred Stock

     1. Designation and Amount. Of the 1,000,000 authorized shares of Preferred Stock of iVoice Technology, Inc. (the "Corporation"), 1,000 shares are hereby designated "Series A 10% Secured Convertible Preferred Stock, $1.00 par value per share" (the "Series A Preferred Stock") and possess the rights and preferences set forth in this Section C:

     2. Initial Value. The initial value of each share of Series A Preferred Stock (the "Series A Initial Value") is $1,000, subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred Stock. The date that each share of Series A Preferred Stock is issued shall be defined as the "Initial Issuance Date".

     3. Voting Rights. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A

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Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Notwithstanding anything herein to the contrary, the holders of the Series A Preferred Stock shall not have in the aggregate more than seventy percent (70%) of the total votes of all classes of voting stock of the Corporation that would vote at a meeting of shareholders. Should the Series A Preferred Stock holders hold voting power that exceeds this seventy percent (70%) limitation, each Series A Preferred Stock holder's votes would be reduced on a pro rata basis so that the holders of Series A Preferred Stock do not exceed this seventy percent (70%) limitation.

     4. Dividends.

          i. The Holder shall be entitled to receive, and the Board of Directors shall be required to accrue, dividends at the rate of ten percent (10%) per annum (computed on the basis of a 360-day year) (the "Dividend Rate") on the Series A Initial Value of each share of Series A Preferred Stock on and as of the most recent Dividend Payment Due Date (as defined below) with respect to each Dividend Period (as defined below). Dividends on the Series A Preferred Stock shall be cumulative from the date of issue, including if such declaration is prohibited under any outstanding indebtedness or borrowings of the Corporation or any of its subsidiaries, or any other contractual provision binding on the Corporation or any of its Subsidiaries.

          ii. Each dividend shall be accrued in equal quarterly amounts on each March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Payment Due Date"), commencing September 30, 2007 (provided that such initial dividend payment shall include all dividends accrued from the date of issuance of the Series A Preferred Stock until the initial Dividend Payment Date), to the holders of record of shares of the Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on any record date, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. For the purposes hereof, "Dividend Period" means the quarterly period commencing on and including the day after the immediately preceding Dividend Payment Date and ending on and including the immediately subsequent Dividend Payment Date. Accrued and unpaid dividends for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Due Date, to holders of record on such date, not more than 15 days preceding the payment date thereof, as may be fixed by the Board of Directors.

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      5. Liquidation Preference.

          i. Upon occurrence of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a "Liquidating Event"), each holder of shares of Series A Preferred Stock will be entitled to receive, before any distribution of assets is made to holders of Common Stock or any other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or liquidation rights, an amount per share of Series A Preferred Stock (this amount, the "Series A Liquidation Amount") equal to 125% of the Series A Initial Value plus an amount equal to all accumulated, including any unpaid or accrued pro rata quarterly dividend calculated from the end of the last completed Dividend Period through the date of the Liquidation Event and unpaid dividends (whether or not declared by the board of directors) on each share up to the date fixed for distribution. After payment of the full Series A Liquidation Amount, holders of shares of Series A Preferred Stock will not be entitled to participate any further in any distribution of assets by the Corporation. If upon occurrence of a Liquidating Event the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of the Series A Preferred Stock the full Series A Liquidation Amount, holders of Series A Preferred Stock will share ratably in any distribution of assets so that each such holder receives, per share, the same percentage of the Series A Liquidation Amount.

          ii. Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon liquidation, dissolution, or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

          iii. A reorganization, consolidation or merger of the Corporation or a sale or other disposition of all or substantially all the assets of the Corporation will, at the election of holders of a majority of the then-outstanding shares of Series A Preferred Stock, constitute a Liquidating Event.

     6. Conversion. The shares of Series A Preferred Stock shall be subject to conversion rights as follows (the "Conversion Rights "):

          (i) Holder Conversion Right. Subject to the limitation set forth in
Section 6(ii), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the day prior to the Liquidation Date, if any, as may have been fixed in any Liquidation Notice, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Amount by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The "Conversion Price" per share shall initially be fixed at closing bid price of the Class A Common stock on the last trading prior to the Initial Issuance Date, subject to adjustment as set forth in Section 6(iv).

          (ii) Limitation on Conversion. The holders of shares of Series A Preferred Stock shall be prohibited from converting shares of Series A Preferred Stock, and the Corporation shall not honor any attempted conversion of Series A Preferred

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Stock, if, and to the extent, the shares of Common Stock held by such converting holder of Series A Preferred Stock following any attempted conversion would exceed 9.99% of the outstanding shares of Common Stock of the Corporation after giving effect to such conversion.

          (iii) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If conversion occurs, other than pursuant to an effective registration under the Securities Act of 1933, certificates evidencing the shares of Common Stock issuable upon conversion shall bear the following restrictive legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

          (iv) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

               (a) Stock-Splits and Combinations In the event the Corporation should at any time or from time to time after the Initial Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof, then, as of such record

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date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time.

               If the number of shares of Common Stock outstanding at any time after the issuance of Series A Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the shares of Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion shall be decreased in proportion to such decrease in outstanding shares.

          (v) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time, after the issuance of shares of Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

               (a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

               (b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

          (vi) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Initial Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made that the holders of shares

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of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the actual conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series A Preferred Stock.

          (vii) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, a Common Stock dividend as provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock were convertible immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

          (viii) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale, each share of Series A Preferred Stock shall thereafter be convertible for the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6(viii) set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

          (ix) Adjustments to Conversion Price for Diluting Issues:

               (a) Special Definitions. For purposes of this Section 6(ix) the following definitions shall apply:

                    (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options granted to employees or consultants of the Corporation pursuant to a plan or arrangement adopted by the Board of Directors of the Corporation.

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                    (B) "Convertible Securities" shall mean any evidences of
indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                    (C) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 6(ix)(c) below, deemed to be issued) by the Corporation after the Initial Issue Date, other than shares of Common Stock issued or issuable:

                         (I) upon conversion of shares of Series A Preferred
Stock

                         (II) as a dividend or distribution on shares of Series
A Preferred Stock;

                         (III) by reason of a dividend, stock split, split-up or
other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (I) and (II) or this clause (III); or

                         (IV) any shares of Common Stock issuable in accordance
with outstanding options, warrants and conversion rights;

               (b) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made pursuant to Section 6(ix)(d) by adjustment in the applicable Conversion Price thereof unless the consideration per share (determined pursuant to Section 6(ix)(e) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares.

               (c) Issue of Securities Deemed Issue of Additional Shares of Common Stock. For purposes of this Section 6(ix) if the Corporation at any time or from time to time after the Initial Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise or conversion of same, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date; provided, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 6(ix)(e) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such

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record date, as the case may be; provided, that in any such case in which
Additional Shares of Common Stock are deemed to be issued:

                    (A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such options or conversion or exchange of such Convertible Securities;

                    (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                    (C) No readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price on the original adjustment date;

                    (D) Notwithstanding clause (B) above, upon the expiration or termination of any unexercised Option or Convertible Securities, the Conversion Price shall be readjusted to the Conversion Price in effect prior to the issuance of such securities, subject to adjustment as a result of the issuance of additional securities subsequent to the issuance thereof ; and

                    (E) In the event of any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Securities, including, but not limited to, an increase resulting from the anti-dilution provisions thereof (other than an increase resulting solely from an adjustment pursuant to this Section 6(ix), the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained and the adjustment (if any) which was made upon the issuance of such Option or Convertible Securities not exercised or converted prior to such increase be made upon the basis of such increased number of shares, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Securities.

               (d) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Initial Issuance Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(ix)(c), but excluding shares issued as a dividend or distribution as provided in Section 6(ix)(a)(C)(II) or upon a stock split or combination as provided in
Section 6(ix)(a)(C)(III) without consideration

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or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue (the "Offering Price"), then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price equal to the Offering Price.

               (e) Determination of Consideration. For purposes of this Section 6(ix), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (A) Cash and Property: Such consideration shall:

                         (I) insofar as it consists of cash, be computed as the
aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                         (II) insofar as it consists of property other than
cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                         (III) in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                    (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(ix)(c) relating to Options and Convertible Securities, shall be determined by dividing:

                         (x) the total amount, if any, received or receivable by
the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                         (y) the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the conversion or exchange of such Convertible Securities.

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          (x) No Impairment. The Corporation will not, by amendment of its
Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as maybe necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

          (xi) No Fractional Shares and Certificate as to Adjustments.

               (a) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (b) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

          (xii) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (xiii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the

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Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

          (xiv) Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

     7. Optional Redemption. The Corporation shall have the right to redeem: (i) part or all of the Series A Preferred Stock for the Series A Liquidation Amount together with all accrued and unpaid dividends thereon to the date of redemption (the "Redemption Date") (ii) plus a Warrant, with full anti-dilution and price protection, to the holders of the Series A Preferred Stock equal to ten percent (10%) of the total outstanding Class A Common Stock shares, on a fully diluted basis, with an exercise price equal to the lesser of (a) the Conversion Price or
(b) the average closing bid price for the last trading day immediately prior to the Notice of Redemption was transmitted to the holder, or announced by the Corporation, whichever was sooner and (iii) Class A Common Stock shares, with full anti-dilution and price protection, equal to ten percent (10%) of the total outstanding Class A Common Stock shares, on a fully diluted basis (the "Redemption Amount").

                     i. Notice of Redemption. Notice of redemption pursuant to this shall be provided by the Corporation to the holder in writing (by registered mail or overnight courier at the Holder's last address appearing in the Corporation's security registry) not less than ten (10) nor more than fifteen (15) days prior to the Redemption Date, which notice shall specify the Redemption Date.

                     ii. Surrender of Preferred Stock. Upon any redemption of the Series A Preferred Stock pursuant, the holder shall either deliver the Series A Preferred Stock by hand to the Corporation at its principal executive offices or surrender the same to the Corporation at such address by express courier. Payment of the optional Redemption Amount shall be made by the Corporation to the holder against receipt of the Series A Preferred Stock by wire transfer of immediately available funds to such account(s) as the holder shall specify to the Corporation and shall issue and deliver the Warrant and Class A Common Stock shares via overnight courier.

     8. Security Interest. The rights and preferences of the holders of the Series A Preferred Stock as set forth in this Section C shall be provided with a security interest

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against all of the assets of the Corporation with such security interest being perfected with the filing of Form UCC-1 pursuant to a Security Agreement executed by the Corporation in favor of the holders of the Series A Preferred Stock.

I, the undersigned officer of iVoice Technology, Inc., certify that the foregoing Amendment to the Certificate of Incorporation of iVoice Technology, Inc. sets forth the Amendment to the Certificate of Incorporation of the said Corporation as of the 2nd day of October 2007.


By: /s/ Jerome Mahoney
    ---------------------
    Jerome Mahoney
    President



















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